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                                                                 EXHIBIT 10(n)


                              [Quaker State Logo]


                               February 27, 1994




Dear            :

    The purpose of this letter is to set forth in a written agreement between you and Quaker State Corporation ("Quaker State") the understanding concerning the retirement benefit provided Directors of this Corporation which was initiated by resolution of the Board of Directors of Quaker State Corporation (the "Board") on June 25, 1986, as amended.

    In consideration of (i) your past service as a Board member, (ii) future service as a Board member, and (iii) your agreement to provide consulting services, Quaker State will provide to you the following benefit: If you have served a minimum of ten years as a member of the Board at the time of completion of your service, and based upon your agreement to remain available for consultation, Quaker State will pay you annually for the duration of your life a "Payment" equal in amount to the retainer paid by Quaker State to non-employee Directors effective on the date your Board service terminates for whatever reason. In the event you were age 60 or older when beginning your service on the Board, and have served for five years at the time your Board service terminates for whatever reason, you shall be entitled upon termination of your Board service to the full Payment. If you were under age 60 when beginning your services on the Board, but have served for five but less than ten years when your Board service terminates for whatever reason, you shall be entitled to a pro rata share of the Payment based upon the relationship of years served to ten. You shall be entitled to such Payment even though your health prevents you from being available for consultation, providing you make yourself available whenever your health permits. If for reasons other than health you are not available for consultation during any particular year, you shall be entitled to the Payment in future years upon your availability.

    You shall receive during May of each year after your Board service terminates a nonrefundable Payment for the following twelve month period (May 15 through May 14). Also, if your services to the Board should cease prior to May of any year, you shall receive a prorated Payment for the months beginning from the termination to the following May 14, provided you have not previously received a retainer covering that period.

    In the event of a "change in control" of Quaker State Corporation, you shall be entitled to the full Payment provided in this agreement upon the discontinuation of your services as a Director if you have served a minimum of five years as a Director. A "change in control" shall mean the occurrence of any
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February 27, 1994
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one of the following events: (i) the ownership by any person and affiliates of more than 30% of the voting power of Quaker State unless such ownership is approved by a two-thirds vote of Continuing Directors; (ii) the commencement of a public tender offer unless approved by a two-thirds vote of Continuing Directors; and (iii) less than 51% of the Board members shall be Continuing Directors. "Continuing Director" shall mean a Director of Quaker State who either (i) was a Director on November 29, 1990 or (ii) is an individual whose nomination or election as a Director was approved by a vote of at least two-thirds of the Directors of Quaker State then still in office who were Continuing Directors.

     By execution of this letter, you agree to be available after leaving the Board for consultation to Quaker State concerning the business of Quaker State and its subsidiaries, on reasonable prior notice, by telephone or in person. Your services shall not be required for more than ten hours of consultation in any calendar month nor will you be required in fulfilling your consultation obligation to travel outside the city of your then current residence on more than six occasions per year. Travel expenses shall be reimbursed by Quaker State.

     This letter agreement shall be governed by the laws of the Commonwealth of Pennsylvania. If the above terms are acceptable to you, please sign below. This will confirm the mutual intent of you and Quaker State to be legally bound.

                              Very truly yours,

                              QUAKER STATE CORPORATION

                              /s/ Herbert M. Baum

                              Herbert M. Baum, Chairman
                              and Chief Executive Officer


GWC:HMB:br

Agreed this_____day of_______________ 1994.


- - --------------------------
       (Signature)